SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of
[x] Definitive Proxy Statement                 the Commission Only (as
[ ] Definitive Additional Materials            permitted by
[ ] Soliciting Material Pursuant to            Rule 14a-6(e)(2))
            Section 240.14a-11(c)
            or Section 240.14a-12

                         Louisiana-Pacific Corporation
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                (Name of Registrant as Specified In Its Charter)

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[ ] Fee paid previously with preliminary materials.

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previously.  Identify the previous filing by registration  statement  number, or the Form or Schedule and the date of its filing.

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[LOGO] LOUISIANA-PACIFIC CORPORATION                         Proxy Statement and
      111 S.W. Fifth Avenue                            Notice to Stockholders of
      Portland, Oregon  97204                                     ANNUAL MEETING
      (503) 221-0800                                                MAY 10, 1999



                                                                  March 26, 1999


Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 10, 1999, at 9:30 a.m. at the Embassy Suites, 319 S.W. Pine Street, Portland, Oregon. Your Board of Directors and I look forward to greeting personally those stockholders able to be present.

         At this year's meeting, in addition to the election of two directors, you will be asked to vote upon approval of an amendment to L-P's non-employee director stock option plan. Your Board of Directors unanimously recommends a vote FOR this proposal. Action will also be taken on any other matters that are properly presented at the meeting, including a stockholder proposal which the Board of Directors opposes for the reasons stated in the proxy statement.

         Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

         The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,


[SIGNATURE]


Mark A. Suwyn

Chairman and Chief Executive Officer

ON WRITTEN REQUEST, LOUISIANA-PACIFIC WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S FORM 10-K REPORT FOR 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE FINANCIAL STATEMENTS AND A LIST BRIEFLY DESCRIBING THE EXHIBITS THERETO) TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON STOCK ON MARCH 12, 1999, THE RECORD DATE FOR THE 1999 ANNUAL MEETING, OR TO ANY PERSON WHO SUBSEQUENTLY BECOMES SUCH A RECORD HOLDER OR BENEFICIAL OWNER. THE REPORTS WILL BE AVAILABLE FOR MAILING IN APRIL 1999. REQUESTS SHOULD BE SENT TO: DIRECTOR OF CORPORATE AFFAIRS, LOUISIANA-PACIFIC CORPORATION, 111 S.W. FIFTH AVENUE, PORTLAND, OREGON 97204.

                                TABLE OF CONTENTS

                                                                           PAGE

Voting Procedure...............................................................2

Item 1--Election of Directors..................................................3

        Nominees...............................................................3

        Continuing Directors...................................................4

        Retiring Directors.....................................................5

        Board and Committee Meetings...........................................5

        Executive Committee....................................................5

        Finance and Audit Committee............................................6

        Compensation Committee--Interlocks and Insider Participation...........6

        Environmental Affairs Committee........................................7

        Nominating and Corporate Governance Committee;
        Nominations for Director...............................................7

Item 2--Approval of Amendment to 1992 Non-Employee Director Stock Option Plan..8

        Background.............................................................8

        Terms of Options Under the Plan........................................8

        Grant of Options.......................................................9

        Other Terms of the Plan...............................................10

        Stockholder Approval..................................................10

Item 3--Stockholder Proposal..................................................11

        Supporting Statement Submitted by Stockholder.........................11

        Recommendation of Board of Directors on Stockholder Proposal..........11

Other Business................................................................13

Holders of Common Stock.......................................................13

        Five Percent Beneficial Owner.........................................13

        Directors and Executive Officers......................................14

Executive Compensation........................................................15

        Compensation Committee Report.........................................15

        Performance Graph.....................................................20

        Compensation of Executive Officers....................................21

        Retirement Benefits...................................................25

        Management Transactions...............................................27

        Directors' Compensation...............................................27

        Agreements with Executive Officers....................................28

Stockholder Proposals.........................................................31

Section 16(a) Beneficial Ownership Reporting Compliance.......................32

Relationship with Independent Public Accountants..............................32

General.......................................................................33

                      [LOGO] LOUISIANA-PACIFIC CORPORATION

                              111 S.W. FIFTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 221-0800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1999


         The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("L-P") will be held at the Embassy Suites Hotel, 319 S.W. Pine Street, Portland, Oregon, on Monday, May 10, 1999, at 9:30 a.m., local time, to consider and vote upon the following matters:

    1.   Election of two Class II directors.

    2. Approval of an amendment to the 1992 Non-Employee Director Stock Option Plan.

    3. A stockholder's proposal, NOT recommended by management, relating to shareholder action by written consent.

         Only stockholders of record at the close of business on March 12, 1999, are entitled to notice of and to vote at the meeting.

         In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of L-P Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours at L-P's headquarters located at 111 S.W. Fifth Avenue, Portland, Oregon, for the 10 days preceding the meeting, by any L-P stockholder for any purpose germane to the meeting.

         Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, the Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request an Admission Ticket by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to Stockholder Relations, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                                                    ANTON C. KIRCHHOF, Secretary


Portland, Oregon

March 26, 1999



         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                 PROXY STATEMENT


         Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), is soliciting proxies on behalf of its Board of Directors to be voted at the 1999 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 26, 1999.

                                VOTING PROCEDURE

         A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

         You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors--FOR items 1 and 2 listed in the Notice of Annual Meeting of Stockholders and AGAINST the stockholder proposal listed as item 3 in the Notice of Annual Meeting.

         If you return a proxy card, you may revoke it (i) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of L-P at any time before the meeting, or (ii) by voting in person at the annual meeting.

         If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

         Only stockholders of record at the close of business on March 12, 1999, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 107,308,727 shares of common stock, $1 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below.

         The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to L-P except (i) in the case of communications intended for management, (ii) in the event of certain contested matters, or (iii) as required by law. Votes will be


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


tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                          ITEM 1--ELECTION OF DIRECTORS

Nominees

         The two nominees for the Class II director positions to be voted on at the meeting are presently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2002. The nominees are:

PAUL W. HANSEN                                    NOMINEE FOR TERM EXPIRING 2002

         Paul W. Hansen, age 47, was elected as a director of L-P in February 1999 to fill the vacancy created by the retirement of Pierre S. du Pont. Mr. Hansen has been Executive Director of the Izaak Walton League of America (the "IWLA"), a nationally-recognized conservation organization, since February 1995. Mr. Hansen began his employment with the IWLA in 1982 as an Acid Rain Project Coordinator and served in various positions thereafter, becoming Associate Executive Director in 1994.

DONALD R. KAYSER                                  NOMINEE FOR TERM EXPIRING 2002

         Donald R. Kayser, age 68, a private investor, served as interim Chairman and Chief Executive Officer of L-P from July 1995 to January 1, 1996, and then served as a consultant to L-P through April 1996. Mr. Kayser retired from his former position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., until July 1988. Mr. Kayser was an executive officer of L-P until 1982 and has been a director of L-P since 1972.

         YOUR SHARES REPRESENTED BY A PROPERLY COMPLETED AND RETURNED PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES UNLESS AUTHORITY TO VOTE IS WITHHELD. If either of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

         The two nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

Continuing Directors

         The current members of the Board of Directors, whose terms of office will continue beyond the 1999 Annual Meeting of Stockholders, are:

ARCHIE W. DUNHAM                                       CURRENT TERM EXPIRES 2000

         Archie W. Dunham, age 60, became a director of L-P in 1996. He is President and Chief Executive Officer of Conoco Inc. and an Executive Vice President and a director of its parent, E. I. du Pont de Nemours and Company. He has served in various senior executive positions with Conoco Inc. and its parent for more than five years.

MARK A. SUWYN                                          CURRENT TERM EXPIRES 2000

         Mark A. Suwyn, age 56, became Chairman and Chief Executive Officer of L-P and was elected to fill a vacancy on its Board of Directors in January 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E. I. du Pont de Nemours and Company.

JOHN W. BARTER                                         CURRENT TERM EXPIRES 2001

         John W. Barter, age 52, a private investor, has been a director of L-P since May 1998. He served as Executive Vice President of AlliedSignal, Inc., and President of AlliedSignal Automotive from October 1994 through December 1997. From 1988 to 1994, Mr. Barter was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc.

WILLIAM C. BROOKS                                      CURRENT TERM EXPIRES 2001

         William C. Brooks, age 65, became a director of L-P in 1996. Mr. Brooks is Chairman of The Brooks Group International, a holding company involved in human resources and economic development. Mr. Brooks previously served as Vice President, Corporate Affairs of General Motors Corporation until his retirement in 1997. Mr. Brooks was Assistant Secretary of Labor for the Employment Standards Administration from July 1989 to December 1990. He is also a director of DTE Energy Company and Detroit Edison Co., Complete Business Solutions, Inc., United American Health Care Corporation, and Sigma Associates.

PATRICK F. MCCARTAN                                    CURRENT TERM EXPIRES 2001

         Patrick F. McCartan, age 64, became a director of L-P in May 1998. He is managing partner of the international law firm of Jones, Day, Reavis & Pogue, a position that he has held for more than five years. He is a Fellow of the American College of Trial Lawyers and the International Academy of Trial Lawyers.

LEE C. SIMPSON                                         CURRENT TERM EXPIRES 2001

         Lee C. Simpson, age 64, served as President and Chief Operating Officer of L-P on an interim basis from July 1995 until March 1996. He also was elected to fill a vacancy on the Board of Directors in July 1995. He was an executive officer of L-P from 1972 until his retirement in 1991 and previously served as a director of L-P from 1972 until 1993.

Retiring Directors

         The following individual retired as a director in February 1999:

PIERRE S. DU PONT                                                   RETIRED 1999

         Pierre S. du Pont, age 64, is a partner in the Wilmington, Delaware, law firm of Richards, Layton & Finger. Gov. du Pont had been a director of L-P since 1991.

         The following individual has indicated her intention to retire as a director prior to the 1999 annual meeting:

BONNIE G. HILL                                           RETIRING EFFECTIVE 1999

         Bonnie G. Hill, age 57, has been a director of L-P since 1993. Ms. Hill is President and Chief Executive Officer of the Times Mirror Foundation, Vice President of Times Mirror Company, and Senior Vice President, Communications and Public Affairs, of The Los Angeles Times.

Board and Committee Meetings

         During 1998, the Board of Directors held four regular quarterly meetings, one special meeting and two special telephone conference meetings. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by all committees of the Board on which he or she served during 1998 except Messrs. Barter and McCartan.

Executive Committee

         The Board of Directors has an Executive Committee of which Mr. Suwyn is Chair and Ms. Hill and Mr. Dunham are members. The Executive Committee did not meet during 1998. The Executive Committee may exercise all the powers and authority of the Board in the management of L-P's business and affairs, except that the Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal L-P's bylaws.

Finance and Audit Committee

         The Board of Directors has a Finance and Audit Committee (the "Audit Committee") currently consisting of Mr. Dunham, Chair, Mr. Barter, Mr. Brooks, and Ms. Hill. During 1998, the Audit Committee held five meetings, two of which were telephone conference meetings. The Audit Committee makes recommendations to the Board on matters relating to the financial affairs and policies of L-P, including capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also has responsibility for various auditing and accounting matters, including review of L-P's audit plan, annual audit, and reports or recommendations of L-P's independent public accountants, selection of such accountants, and meeting with both L-P's internal auditors and its independent public accountants to assess the adequacy of L-P's internal financial controls.

Compensation Committee--Interlocks and Insider Participation

         The Board of Directors has a Compensation Committee currently consisting of the following directors: Mr. Brooks, Chair, Mr. Barter, Mr. Dunham, Ms. Hill, and Mr. McCartan. Prior to May 1998, William F. Flaherty and Charles E. Yeager, directors of L-P during the first half of 1998, also served on the Compensation Committee.

         The Compensation Committee held three meetings during 1998, one of which was a telephone conference meeting. The Compensation Committee's functions are (i) to administer L-P's 1997 Incentive Stock Award Plan, (ii) to administer L-P's Annual Cash Incentive Award Plan with respect to the participation therein of the chief executive officer and other executive officers of L-P whose compensation may be subject to the limits on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as otherwise provided in such plan, (iii) to administer each other compensation plan the administration of which is delegated to the Compensation Committee by the terms of such plan or by action of the Board of Directors, including, without limitation, the participation in each of L-P's compensation plans by the chief executive officer and other executive officers of L-P, and (iv) to exercise all authority of the Board of Directors with respect to the compensation of the chief executive officer and other executive officers of L-P, including, without limitation, the determination of salaries and bonuses.

         During 1998, L-P used, and is continuing to use during 1999, the legal services of Jones, Day, Reavis & Pogue, of which Mr. McCartan is the managing partner.

         During 1998, L-P provided building materials to Gen. Yeager with a fair market value of approximately $79,200 in connection with the construction of two residences in exchange for Gen. Yeager's agreement to appear in advertising developed by L-P.

         Information concerning executive compensation is set forth below under the caption "Executive Compensation."

Environmental Affairs Committee

         The Board of Directors has an Environmental Affairs Committee, consisting of Mr. Simpson, Chair, Mr. Hansen, Mr. Kayser, and Mr. Suwyn. Prior to February 1999, Gov. du Pont was Chair of the Environmental Affairs Committee. The Environmental Affairs Committee, which met twice during 1998, is responsible for reviewing the effectiveness of L-P's environmental compliance program.

Nominating and Corporate Governance Committee; Nominations for Director

         The Board of Directors has a Nominating and Corporate Governance Committee (the "Nominating Committee") consisting of Mr. Kayser, Chair, Mr. McCartan, Mr. Simpson, and Mr. Suwyn. The Nominating Committee met three times during 1998, one of which was a telephone conference meeting. The Nominating Committee is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board, policies on the size and composition of the Board, candidates for director, compensation of directors, the composition of Board committees, and all other matters of corporate governance that may arise, including director independence, classification of the Board of Directors, responses to stockholder proposals, and the provisions of L-P's bylaws. The Nominating Committee will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to L-P to the attention of the Chair of the Nominating Committee.

         L-P's bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the corporation and must include the name and address of the stockholder and each proposed nominee, a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in L-P's proxy statement if the person had been nominated by the Board of Directors. In the case of the 1999 annual meeting, such notice was required to be delivered no later than March 15, 1999. For future annual meetings, L-P must receive this notice not less than 45 days prior to the first anniversary of the initial mailing date of L-P's proxy materials for the preceding year's annual meeting. In the case of L-P's annual meeting in the year 2000, this notice must be received by L-P no later than February 10, 2000.

 ITEM 2 - APPROVAL OF AMENDMENT TO 1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Background

         In May 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Louisiana-Pacific Corporation 1992 Non-Employee Director Stock Option Plan (the "Plan") to increase the number of shares available for option grants under the Plan by 600,000 shares to a total of 1,200,000 shares of Common Stock. The Plan, which was originally adopted in 1992 and approved by the stockholders of L-P in 1993, provides for the automatic grant of options to purchase shares of Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. The purpose of the Plan is to afford the non-employee directors an opportunity to acquire or increase stock ownership in L-P so that they may have a direct proprietary interest in its success. Information concerning fees paid to non-employee directors is set forth under the caption "Directors' Compensation" below.

Terms of Options Under the Plan

         Each option under the Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 100% (85% prior to May 3, 1998) of the fair market value (as defined in the Plan) of a share of Common Stock on the date of grant. On March 15, 1999, the closing price for a share of Common Stock was $19.063. Each option becomes exercisable as to 20% of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options will become immediately exercisable in full upon the death of the optionee or upon the occurrence of a "change in control" (as defined in the Plan) of L-P. In general, a change in control occurs if any person or group acquires beneficial ownership of 20% or more of the then outstanding shares of Common Stock or commences a tender or exchange offer for 30% or more of the then outstanding Common Stock, or if L-P is to be liquidated or dissolved. To the extent not fully vested, an option will become exercisable as to an additional 20% of shares upon the director's retirement as of the first annual meeting of stockholders after the director attains age 70.

         Each option expires 10 years after the date of grant, subject to earlier termination if the optionee ceases to be a member of the Board of Directors. If the optionee ceases to be a member of the Board of Directors by reason of death, then the optionee's estate has the right to exercise the option for a period of 12 months following the date of death. If the optionee retires as a director as of the first annual meeting of stockholders after attaining age 70, the option remains exercisable (to the extent it had become exercisable on the date of retirement) for 24 months thereafter. If the optionee ceases to be a member of the Board of Directors for any other reason, the option remains exercisable (to the extent then exercisable) for 3 months.

Grant of Options

         Beginning June 15, 1992, options have been automatically granted to those individuals who were or became non-employee directors of L-P. Each non-employee director who has previously received an option under the Plan and who continues to be a non-employee director is automatically granted an additional option on the fifth anniversary of the date an option was previously granted to him or her.

   The following table summarizes certain benefits under the Plan as proposed to be amended:

                               NEW PLAN BENEFITS(1)
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                Group                          Number of Options
                -----                          -----------------
Non-Employee Director Group (8 persons).......      135,000

All Others ...................................       None

----------------------------

(1) Includes only options granted since May 3, 1998. The granting of additional options is dependent on continued service on the Board of Directors.

    Prior to May 3, 1998, the non-employee directors presently on the Board of Directors had been granted options for a total of 324,000 shares of Common Stock (excluding cancellations) under the Plan.

Other Terms of the Plan

         The maximum number of shares for which options may be granted, the number of shares covered by each option, and the exercise price per share for outstanding options, are all subject to appropriate adjustment in the event of any stock split or other change in capitalization.

         The Plan may be amended by the Board of Directors at any time. However, amendments to the Plan are subject to stockholder approval to the extent required to comply with the rules and regulations of any securities exchange on which the Common Stock is listed.

         Under current federal income tax law, neither L-P nor the optionees will recognize any income or deduction at the time an option is granted. Upon exercise of an option, the optionee will recognize self-employment income in an amount equal to the difference between the fair market value of the shares acquired and the option exercise price and L-P will recognize a deduction in the same amount.

Stockholder Approval

         The amendment to the Plan to increase the number of shares as to which options may be granted by 600,000 shares must be approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on such approval at the meeting. Shares of Common Stock represented at the meeting that are not voted on the item (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAN.

                          ITEM 3 - STOCKHOLDER PROPOSAL

         The following proposal, NOT recommended by management, has been submitted for inclusion in the proxy statement for action at the annual meeting by the New York City Teachers' Retirement System, Comptroller of the City of New York, 1 Centre Street, New York, NY 10007-2341, which has indicated that it held 132,100 shares of Common Stock at October 8, 1998:

         "BE IT RESOLVED, that the shareholders of Louisiana-Pacific Corporation request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent."

Supporting Statement Submitted by Stockholder

         "The right of the shareholders to take action by written consent should not be abridged.

         "The company's elimination of this right, in our opinion, effectively removes an important process by which shareholders can act expeditiously to protect their investment interests. For example, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the company, or a dissident shareholder's slate of nominees for election to the Board of Directors, because shareholders do not have the right to act by written consent."

Recommendation of Board of Directors on Stockholder Proposal

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 3 FOR THE REASONS DISCUSSED BELOW.

         Article Eighth of L-P's Restated Certificate of Incorporation (the "Certificate") currently provides in relevant part:

    "No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied."

The substance of this provision was included in an amendment to the Certificate submitted to L-P's stockholders for their approval at the 1983 annual meeting. The Board of Directors believes that the foregoing provision should be retained, and that the stockholder proposal appearing above should be rejected, for the following reasons.

The corporation laws of the state of Delaware, L-P's state of incorporation, permit stockholders to act without a meeting by written consent of a majority of stockholders unless the corporation's charter provides otherwise. By contrast, in most states, action by written consent must be unanimous, that is, by all stockholders. This requirement prevents the holders of a simple majority of voting shares from using the consent procedure to take action without even notifying other stockholders until after the fact.

         As Delaware does not impose this requirement of unanimity when acting without a stockholders' meeting, minority stockholders may be deprived of the opportunity to express their views on a proposed action before it is taken. Presently, all stockholders of L-P have the opportunity to participate in discussion of proposed items submitted for stockholder action and to vote on a share-for-share basis with all other stockholders. The stockholder proposal is thus contrary to principles of stockholder democracy. It also could result in confusion and disruption in the context of a publicly held corporation with more than 17,000 registered stockholders and in excess of 100,000,000 shares outstanding if multiple stockholders were able to solicit potentially conflicting consents on various issues.

         If the foregoing stockholder proposal is approved by the requisite vote at the meeting, the Board of Directors will consider taking the steps required to amend the Certificate as specified in the resolution. The Board of Directors does not have the power under Delaware law to amend the Certificate without further action by the stockholders. Rather, a resolution adopted by the Board and setting forth the proposed amendment of the Certificate would have to be submitted to the stockholders for vote at an annual or special meeting. The amendment would be adopted only if it received the affirmative vote of holders of 75% of the outstanding shares, as required by Article Eighth of the Certificate.

         In summary, the Board of Directors believes that the stockholder proposal is not in the best interests of L-P and its stockholders and is contrary to the previously-expressed views of the stockholders.

         FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 3.

         Approval of the stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                                 OTHER BUSINESS

         At the time this proxy statement was printed, management knew of no matters other than the items of business listed in the Notice of Annual Meeting of Stockholders which might be presented for stockholder action at the meeting. If any matters other than such listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                             HOLDERS OF COMMON STOCK

Five Percent Beneficial Owner

         Capital Research and Management Company, a registered investment adviser to various registered investment companies, located at 333 South Hope Street, Los Angeles, California 90071, has filed Amendment No. 1 to Schedule 13G reporting beneficial ownership as of December 31, 1998, of 10,261,000 shares of Common Stock (9.4% of outstanding shares) as to which it has sole dispositive power. No other person is known to L-P to own 5% or more of the outstanding Common Stock.

Directors and Executive Officers

         The following table summarizes the beneficial ownership of Common Stock of the directors, nominees for director, current executive officers, and one former executive officer of L-P:

                                  COMMON STOCK                  APPROXIMATE
                               BENEFICIALLY OWNED               PERCENT OF
NAME                         AS OF MARCH 12, 1999(1)               CLASS

J. Ray Barbee(2)(3)                12,287                            *

John W. Barter(2)                  10,000                            *

William C. Brooks(2)               18,100                            *

Archie W. Dunham(2)                19,000                            *

Michael D. Hanna(3)                15,408                            *

Paul W. Hansen                          0                            *

Bonnie G. Hill(2)                  54,300                            *

Donald R. Kayser(2)(5)             87,797                            *

Patrick F. McCartan(2)              9,000                            *

J. Keith Matheney(2)(3)            50,015                            *

Lee C. Simpson(2)                  48,243                            *

Curtis M. Stevens (2)(3)           23,060                            *

Mark A. Suwyn(2)(3)(4)            361,301                          0.3%

Gary C. Wilkerson(2)(3)            16,954                            *

All current directors             931,710                          0.9%
and executive
officers as a group
(20 persons)(2)(3)(4)(5)
--------------------

*  Percentages under 0.1% are not shown.

(1) Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2) Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 12, 1999, as follows: Mr. Barbee, 11,000 shares; Mr. Barter, 9,000 shares; Mr. Brooks, 18,000 shares; Mr. Dunham, 18,000 shares; Ms. Hill, 54,000 shares; Mr. Kayser, 54,000 shares; Mr. McCartan, 9,000 shares; Mr. Matheney, 32,800 shares; Mr. Simpson, 27,000 shares; Mr. Stevens, 20,334 shares; Mr. Suwyn, 235,834 shares; Mr. Wilkerson, 15,667 shares; and all current directors and executive officers as a group, 700,505 shares.

(3) Includes shares held by the L-P Salaried Employee Stock Ownership Trust (the "ESOT") and beneficially owned by the following officers: Mr. Barbee, 1,287 shares; Mr. Hanna, 1,266 shares; Mr. Matheney, 10,248 shares; Mr. Stevens, 1,287 shares; Mr. Suwyn, 3,711 shares; Mr. Wilkerson, 1,287 shares; and all current executive officers as a group, 34,793 shares.

(4) Includes 60,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

(5) Includes 1,100 shares donated to The Kayser Family Foundation and as to which Mr. Kayser shares voting and dispositive power.


                             EXECUTIVE COMPENSATION

Compensation Committee Report

To the Stockholders of Louisiana-Pacific Corporation:

Overview

      The goals of L-P's executive compensation program are to recruit and retain qualified and talented executives who will provide effective leadership in meeting the challenges facing the company and to provide those executives with competitive pay and incentives for performance while aligning their interests with those of L-P's stockholders. The principal objectives of L-P's compensation strategy are (i) to reinforce L-P's business organization and strategic direction, (ii) to be sufficiently competitive to attract and retain needed management talent, and (iii) to provide compensation that is performance-based and aligned with stockholder interests yet remains fair, reasonable, and simple. To accomplish these objectives, the Compensation Committee approved a program with four principal elements--base salary, annual cash incentive opportunities, annual stock option grants, and, for selected senior executives, annual awards of stock contingent on performance. Cash incentive opportunities are awarded under the L-P Annual Cash Incentive Award Plan. Annual stock option grants and awards of performance shares are made under L-P's 1997 Incentive Stock Award Plan.

         In general, base salary is intended to be competitive at the median with other forest and building products companies. In addition, there are annual opportunities for cash incentive payments based on corporate performance, business unit performance, and individual performance which, if performance targets are met, should permit an executive to receive total cash compensation at above median levels for forest and building products companies. Annual stock option grants in an amount based on individual performance recognize individual achievement while aligning management interests with stockholder interests, reinforcing long-term performance, and facilitating stock ownership. Annual performance-contingent awards of stock are based on four-year total stockholder return measured against a defined peer group, providing selected senior executives with significant incentives to maximize stockholder value and increase their equity participation in L-P.

         In addition to the elements of the compensation strategy described above, L-P has a deferred compensation plan for executives and a supplemental retirement plan for selected senior executives. The Executive Deferred Compensation Plan provides for elective pretax deferrals of up to 50 percent of base salary and up to 100 percent of cash bonuses. The Supplemental Executive Retirement Plan ("SERP") is designed to provide competitive target retirement benefits when combined with other company-paid retirement benefits and social security. L-P's chief executive officer, Mark A. Suwyn, does not participate in the SERP because he has a separate supplemental retirement benefit under his employment agreement, which is described in detail under the caption "Retirement Benefits" below.

Determination of Base Salaries

         In early 1998, the Compensation Committee established new base salaries for executive officers based upon a review of salaries at 20 other forest and building products companies (including all of the companies included in the Standard & Poor's Paper & Forest Products Index). This review resulted in a 5 percent increase in base salary for the chief executive officer for 1998. This positioned Mr. Suwyn's base salary at approximately the median (50th percentile) for chief executive officers in this industry. Due to individual circumstances, the salaries for other executive officers for 1998 varied from slightly above to slightly below the median salary for comparable positions at the other forest and building products companies reviewed.

Grants of Cash Incentive Awards

         In early 1998, the Compensation Committee approved annual cash incentive award opportunities under L-P's Annual Cash Incentive Award Plan, subject to achievement of specified performance goals, for Mr. Suwyn and certain other executive officers. The target amounts of the awards were based on the salary of each participant and ranged from approximately 40 to 70 percent of base salary. In accordance with his employment agreement entered into in January 1996, Mr. Suwyn's target amount equaled 70 percent of his base salary.

         Depending upon the extent to which performance goals are met, the actual amount paid as a cash incentive award may range from zero to 150 percent of the target amount. The performance goals for each participating executive for 1998 were based 50 percent on L-P's earnings per share and 50 percent on objective individual and business unit goals unique to each of the participants, except that no amount of a 1998 award would be paid unless a minimum earnings per share threshold was reached.

         The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems. For 1998, the individual performance goals for Mr. Suwyn included goals related to the improvement of the financial performance of specified business units or programs, the disposition of identified non-strategic assets, improvement in certain commodity price realizations, the acceleration of product and system innovations, the acquisition of businesses meeting certain sales targets, and addressing safety, environmental, and succession planning issues.

         The business criteria on which business unit performance goals are based include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

         In February 1999, the Compensation Committee determined that the level of attainment of the corporate goal relating to L-P's earnings per share was 73 percent. Based on the determination by the Compensation Committee of the level of attainment of each of Mr. Suwyn's individual performance goals, his cash incentive award for 1998 for individual performance was set at 56 percent of the target level. The Compensation Committee also approved, with Board concurrence, Mr. Suwyn's determination of levels of achievement of the individual and business unit performance goals assigned to other participating executives, resulting in 1998 cash incentive awards for individual performance of executive officers other than Mr. Suwyn ranging from 90 percent to 125 percent of target levels.

Grants of Stock Options

         Another significant element in L-P's compensation program is annual grants of nonstatutory stock options. In January 1998, the Compensation Committee considered proposed option grants to executive officers with a target value (using the Black-Scholes valuation model) based on competitive levels equal to a percentage of the executive's base salary. Target values equaled 70 percent of each executive officer's 1998 base salary, except for Mr. Suwyn, whose target award equaled 110 percent of his 1998 base salary, and one other executive officer whose target award equaled 95 percent of his 1998 base salary. Actual awards were adjusted for individual performance during 1997. The Compensation Committee approved an option award to Mr. Suwyn of 116,500 shares, which had a value at the date of grant equal to 115 percent of his 1998 base salary. In June 1998, an executive officer was granted a second option for 15,000 shares in connection with his promotion and, in October 1998, another executive officer was granted an additional stock option for 55,000 shares due to the unanticipated loss of the value of options previously granted by his former employer. All options granted in 1998 will become exercisable in three equal annual installments beginning one year from the date of grant and will terminate 10 years after the date of grant.

Performance-Contingent Stock Awards

         In July 1998, the Compensation Committee granted performance-contingent stock awards to selected senior executives. Each grant entitles the participant to receive a number of shares of L-P Common Stock determined by comparing L-P's total annualized stockholder return to the mean annualized total stockholder return of five other forest and building products companies (all of which are included in the Standard & Poor's Paper & Forest Products Index) for the four-year period beginning on January 1 of the year of grant.

         Targeted award levels ranging in amount from 40 to 60 percent (based on the executive's position) of 1998 base salary will be payable in shares to participating executives if L-P's cumulative total stockholder return is a specified percentage above the mean total stockholder return of the specified comparison group. Mr. Suwyn's targeted award level was 60 percent of his 1998 base salary, or 22,326 shares of L-P Common Stock.

         Depending upon L-P's four-year total stockholder return for the four years ending December 31, 2001, in comparison to the group, the actual number of shares issued could range from zero to 200 percent of the targeted amount. Of the shares earned, 50 percent would be paid at the end of the four-year period, and 50 percent would remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period.

Deductibility of Compensation

         To the  extent  consistent  with  its  goal of  maintaining  a fair and competitive compensation package, the Compensation Committee attempts to structure L-P's executive compensation to be deductible for income tax purposes by complying with applicable tax requirements, including limits on deductibility of certain types of compensation.

Respectfully submitted,

William C. Brooks, Chair
John W. Barter
Archie W. Dunham
Bonnie G. Hill
Patrick F. McCartan

Performance Graph

         The following graph is required to be included in this proxy statement under applicable rules of the Securities and Exchange Commission (the "SEC"). The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in L-P Common Stock for the period January 1, 1994, through December 31, 1998, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.


                COMPARISION OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    LOUISIANA-PACIFIC CORPORATION, S&P 500, AND S&P PAPER AND FOREST PRODUCTS
                     DECEMBER 31, 1993 TO DECEMBER 31, 1998

         EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      Louisiana-Pacific                        S&P Paper
                       Corporation         S&P 500       & Forest Products

       1993                $100            $100               $100

       1994                  67.01          101.32             104.07

       1995                  60.94          139.37             114.62

       1996                  54.39          171.35             126.79

       1997                  50.26          228.50             135.94

       1998                  49.86          293.46             138.54

Compensation of Executive Officers
                                  SUMMARY COMPENSATION TABLE
                                                                  Long-Term
                                                                 Compensation
                                                  ------------------------------
                           Annual Compensation                      Awards
                           -------------------    ------------------------------
      Name
       and                                        Restricted   Number of Shares    All Other
    Principal                                        Stock        Underlying        Compen-
    Position       Year     Salary   Bonus(1)       Awards       Options/SARs      sation(2)
    --------       ----     ------   -------        ------       ------------      ---------

Mark A. Suwyn      1998   $714,000   $322,500                   116,500              $21,740
Chairman and       1997    680,004    150,000                   115,500               16,412
Chief              1996    600,000  1,040,000(3) $3,825,000(4)  200,000              251,438
Executive Officer

Michael D. Hanna   1998    256,800    130,000                    40,000              643,414
Executive Vice     1997    280,000    220,000                    46,000              110,998
President(5)       1996    163,333    145,822                    45,000               10,568

Gary C. Wilkerson  1998    277,917    134,000                    27,000               16,000
Vice President     1997     81,266    115,000(9)                 20,001                   --
and
General
Counsel(6)

Curtis M. Stevens  1998    216,668    141,900                    80,000               16,769
Vice President,    1997     70,808(8)       --                   36,000                   --
Treasurer and
Chief Financial
Officer(6)

J. Keith Matheney  1998    208,687    104,000                    20,000               17,339
Vice President,    1997    200,000     52,500                    23,000               17,339
Core Businesses    1996    150,003     50,000                        --               16,339

J. Ray Barbee      1998    177,174    113,500                    33,000               16,374
Vice President,
Sales and
Marketing (7)
-------------------------


              (1)Amounts shown for 1998 represent settlement of annual cash incentive opportunities awarded under L-P's Annual Cash Incentive Award Plan based on satisfaction of performance goals established in early 1998, except (i) Mr. Stevens' bonus includes a first-year guaranteed bonus in the amount of $84,000 awarded in connection with his employment by L-P in September 1997 and (ii) Mr. Barbee's bonus includes a $25,000 signing bonus.

              (2)Amounts shown for 1998 include (i) the annual contribution to the ESOT as follows: Mr. Suwyn, $16,000; Mr. Hanna, $0; Mr. Wilkerson, $16,000; Mr. Stevens, $16,000; Mr. Matheney, $16,000;
         and Mr. Barbee, $16,000; (ii) interest accrued under L-P's Executive Deferred Compensation Plan (to the extent that such interest exceeds amounts accrued at a rate equal to 120 percent of the applicable federal long-term rate), compounded monthly, as follows: Mr. Suwyn, $5,740; Mr. Hanna, $13,614; Mr. Wilkerson, $0; Mr. Stevens, $769; Mr. Matheney, $0; and Mr. Barbee, $374; (iii) $1,339 in premiums paid on behalf of Mr. Matheney for life insurance in excess of group life insurance provided to salaried employees generally; and (iv) $629,800 as severance benefits to Mr. Hanna.

              (3)Mr. Suwyn's 1996 bonus included $440,000 paid upon satisfaction of performance goals, plus a $600,000 one-time contractual payment intended as a replacement for an amount likely to have been paid by his previous employer.

              (4)At  December  31, 1998,  Mr.  Suwyn held 90,000  shares of restricted stock with a dollar value of $1,648,170, subject to future vesting or forfeiture. The restricted stock award made in 1996 for a total of 150,000 shares vests as to 30,000 shares on each of January 1, 1997, 1998 and 1999, and the remaining 60,000 shares upon reaching age 62 while employed by L-P, subject to acceleration of vesting as to all shares upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a change in control of L-P. See "Agreements with Executive Officers" below. Dividends are payable on restricted stock at the same time as dividends on unrestricted shares of Common Stock.

              (5)Mr. Hanna's employment as an officer of L-P began in June 1996 and terminated in the 1998 fourth quarter.

              (6)Messrs. Stevens and Wilkerson became officers of L-P in September 1997.

              (7)Mr.  Barbee  became  an  officer  of L-P in June 1998 as a
         result  of  a  promotion.   The  information  shown  reflects  his
         compensation for the full year.

              (8)Mr. Stevens received personal benefits with a value of $7,350 in 1997.

              (9) Mr. Wilkerson's bonus for 1997 includes a $75,000 signing bonus.

                            OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                     Potential Realizable
                                                                    Value at Assumed Annual
                                                                        Rates of Stock
                                                                    Price Appreciation for
                                 Individual Grants(1)                    Option Term
                  ------------------------------------------------  ------------------------
                   Number of   Percent of
                     Shares   Total Options
                   Underlying  Granted to   Exercise or
                    Options    Employees     Base Price   Expiration
    Name            Granted    During 1998   Per Share       Date        5 Percent   10 Percent
    ----            -------    -----------   ---------       ----        ---------   ----------

Mark A. Suwyn        116,500       15.1%     $ 18.50        1/25/08     $1,355,425   $3,434,913

Michael D. Hanna      40,000(2)     5.2        18.50        1/25/08        465,382    1,179,369

Gary C. Wilkerson     27,000        3.5        18.50        1/25/08        314,133      796,074

Curtis M. Stevens     25,000        3.2        18.50        1/25/08        290,864      737,106

                      55,000        7.1        18.31       10/27/08        633,328    1,604,978

J. Keith Matheney     20,000        2.6        18.50        1/25/08        232,691      589,685

J. Ray Barbee         18,000        2.3        18.50        1/25/08        209,422      530,716

                      15,000        1.9        20.31        6/04/08        191,593      485,534
--------------------

              (1)No stock appreciation rights ("SARs") were granted to the named executive officers during 1998. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options will vest in three equal annual installments beginning one year following the date of grant, subject to acceleration of exercisability in the event of a change in control of L-P. If such acceleration of exercisability results in an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of any excise tax imposed on a participant by Section 4999(a) of the Code directly attributable to such acceleration will be reimbursed by L-P, together with any income or excise taxes imposed on such reimbursement.

              (2)This option was forfeited upon the officer's termination of employment in late 1998.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)
                       Number of Securities Underlying    Value of Unexercised
                            Unexercised Options           In-the-Money Options
                           at December 31, 1998           at December 31, 1998
                           --------------------           --------------------
    Name              Exercisable  Unexercisable      Exercisable Unexercisable
    ----              -----------  -------------      ----------- -------------
    Mark A. Suwyn       118,500     313,500            $     0     $     0

    Michael D. Hanna     45,334           -             17,100           -

    Gary C. Wilkerson     6,667      40,334                  0           0

    Curtis M. Stevens    12,000     104,000                  0           0

    J. Keith Matheney    18,467      35,333             81,864           0

    J. Ray Barbee         5,000      43,000                  0           0
-----------------

              (1)The named executive officers did not exercise any options or SARs during 1998 and did not hold any SARs at December 31, 1998.


                         LONG-TERM INCENTIVE PLANS-AWARDS IN 1998
                                                           Estimated Future Payouts
                                                                  Under Non-Stock
                                    Performance              Price-Based Plans(3)
                                      Period               ------------------------
                        Number of      Until
                        Performance  Maturation of
         Name             Shares       Payout      Threshold (#)   Target (#)   Maximum (#)
         ----             -----        ------      -------------   ----------   -----------
Mark A. Suwyn           22,326(1)    1/98-12/01        4,465        22,326         44,652

Michael D. Hanna         7,583(1)(4) 1/98-12/01        1,517         7,583         15,166

Gary C. Wilkerson        5,789(2)    1/97-12/00        1,158         5,789         11,578

                         5,733(1)    1/98-12/01        1,147         5,733         11,466

Curtis M. Stevens        4,421(2)    1/97-12/00          884         4,421          8,842

                         4,378(1)    1/98-12/01          876         4,378          8,756

J. Keith Matheney        4,378(1)    1/98-12/01          876         4,378          8,756

J. Ray Barbee            3,961(1)    1/98-12/01          792         3,961          7,922

----------------------------

              (1)Represents performance-contingent stock awards granted under L-P's 1997 Incentive Stock Award Plan in July 1998. Each grant entitles the participant to receive a number of shares of Common Stock determined by comparing L-P's annualized total stockholder return ("L-P's TSR") to the mean annualized total stockholder return of five other forest products companies (the "Industry TSR") for the four-year performance period ending December 31, 2001.

              (2)Represents performance-contingent stock awards granted under L-P's 1997 Incentive Stock Award Plan in January 1998 to two executive officers hired in September 1997 relating to a four-year performance period ending December 31, 2000.

              (3)The actual number of performance shares to be issued pursuant to an award, expressed as a percentage of the award, will range from 20% if L-P's TSR is three percentage points below the Industry TSR to 200% if L-P's TSR is 13 percentage points above the Industry TSR, and will be equal to the target amount if L-P's TSR is 3 percentage points above the Industry TSR. The number of target performance shares will be automatically adjusted to reflect a stock dividend or stock split and the deemed reinvestment of cash dividends declared on the Common Stock during the performance period. Of the performance shares earned, if any, 50% is payable at the end of the four-year performance period, provided that the participant continues to be an employee of L-P, and 50% will remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period. Special provisions apply in case of the participant's death or disability, retirement after age 60 with the approval of L-P's chief executive officer, or a change in control of L-P.

              (4)This award was forfeited upon the officer's termination of employment in late 1998.

Retirement Benefits

         The L-P Supplemental Executive Retirement Plan (the "SERP") is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by the committee appointed to administer the SERP. The following table shows the estimated annual benefits payable to participants in the SERP upon retirement based on the indicated years of credited service and compensation levels (without reduction for Social Security or ESOT benefits):

                               PENSION PLAN TABLE

    Final Average                    Years of Credited Service
    Compensation                     -------------------------
    ------------                   5            10                  15
                                   -            --                  --
$    150,000......          $  25,000     $  50,000           $  75,000

     200,000......             33,333        66,667             100,000

     300,000......             50,000       100,000             150,000

     400,000......             66,667       133,333             200,000

     500,000......             83,333       166,667             250,000

     600,000......            100,000       200,000             300,000

     700,000......            116,667       233,333             350,000

     800,000......            133,333       266,667             400,000

   1,000,000......            166,667       333,333             500,000

   1,200,000......            200,000       400,000             600,000

   1,400,000......            233,333       466,667             700,000

         Participants will become fully vested in their benefits under the SERP after completing five years of participation in the SERP, beginning January 1, 1997. Vesting will be accelerated in the event of the participant's death or disability or a change in control of L-P.

         The annual benefit payable under the SERP is equal to 50% of final average compensation multiplied by a fraction the numerator of which is years of credited service (up to a maximum of 15) and the denominator of which is 15. Years of credited service are determined under the provisions of the ESOT, L-P's tax-qualified employee stock ownership plan for salaried employees to which L-P contributes a minimum of 10% of the total compensation of all participants each year to be invested in Common Stock. If a participant's employment is involuntarily terminated within 36 months after a change in control of L-P occurs, he or she will be credited with two additional years of service. The years of service credited to the executive officers named in the Summary Compensation Table above as of December 31, 1998, are as follows:

Mr. Suwyn, 6.8 years; Mr. Hanna, not applicable; Mr. Wilkerson, 1.3 years; Mr. Stevens, 1.3 years; Mr. Matheney, 28.8 years; and Mr. Barbee, 1.0 years.

         Final average compensation on an annual basis is defined as a participant's compensation during the 60 consecutive months out of the last 120 months of employment in which the participant's compensation was highest, divided by five. Compensation includes base pay and annual cash incentives (for the executive officers named in the Summary Compensation Table above, salary plus annual bonus) paid to a participant or deferred under L-P's Executive Deferred Compensation Plan, but excludes all other benefits. If a participant's employment is involuntarily terminated within 36 months after a change in control of L-P, benefits under the SERP will be calculated based on the participant's base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

         Retirement benefits shown in the table above are expressed in terms of single life annuities, are subject to reduction in the event of retirement before age 62 and will be reduced by an amount equal to the sum of (i) 50% of the participant's primary Social Security benefit determined at age 62 and (ii) the participant's ESOT balance converted to a life annuity.

         Pursuant to Mr. Suwyn's employment agreement with L-P, he is entitled to a nonqualified supplemental executive retirement benefit in which he is immediately vested to the extent accrued. The annual retirement benefit payable to Mr. Suwyn under the agreement (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) is equal to an amount based on Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including with his previous employer), with a maximum annual benefit equal to 50% of such compensation (less a Social Security offset) and a minimum annual benefit equal to 25% of such compensation. The annual benefit so calculated will be reduced by an amount equal to benefits payable to Mr. Suwyn pursuant to the ESOT and the retirement plans maintained by his prior employer. In the event of a change in control of L-P, Mr. Suwyn will be entitled to two additional years of service for purposes of the foregoing benefit. If Mr. Suwyn were to retire on December 31, 1999, the annual supplemental retirement benefit payable by L-P, without any reductions, pursuant to the provisions of the agreement is estimated to be $330,606. See "Agreements with Executive Officers."

Management Transactions

         In 1996, L-P acquired Associated Chemists, Inc. ("ACI"). Michael Hanna, president and a shareholder of ACI, who was Executive Vice President of L-P from June 1996 until late 1998, received $5,700,000 for his ACI shares; $2,915,000 of such amount was payable on a deferred basis. Mr. Hanna received approximately $204,600 in interest on the deferred balance during 1998.

         Terry Simpson, the son of one of L-P's directors, Lee C. Simpson, is an employee of L-P and received a salary of $68,310 during 1998.

         During 1998, L-P used the legal services of Richards, Layton & Finger, of which Pierre S. du Pont is a partner.

         The consulting firm of Rapid Change Technologies, Inc. ("RCT"), provided consulting services to L-P and furnished training and decision-making skills to L-P employees during 1998. Fees paid to RCT during 1998 totaled approximately $909,000, including reimbursement of expenses. Karen Malkewitz was an officer of RCT until her election as L-P's Vice President, Manufacturing in January 1997; she did not receive any compensation from RCT thereafter. Ms. Malkewitz sold her 40% ownership interest in RCT to RCT in March 1998 and resigned from her position as an officer of L-P in late 1998.

         See  "Item  1  -  Election  of  Directors;   Compensation  Committee  -
Interlocks and Insider Participation" for a description of two additional transactions. See also "Agreements with Executive Officers."

Directors' Compensation

         Each director of L-P who is not an employee of L-P receives for all services as a director fees at the rate of $20,000 per year, plus $1,750 for each board meeting attended, $1,000 for each committee meeting attended ($1,250 for committee chairpersons) and, for participation in each telephone conference meeting, $750 for a board meeting and $500 for a committee meeting ($750 for committee chairpersons).

         L-P maintains an unfunded deferred compensation plan for directors which permits outside directors to elect to defer payment of any portion of their director fees and meeting fees, provided that the minimum deferral amount is $2,400 per year. Such deferred compensation, including amounts deferred under the prior plan, earns interest at a rate equal to two percentage points above Moody's Average Corporate Bond Yield Index, adjusted monthly. Payment of deferred amounts will generally be made, at the director's option, in a lump sum or in substantially equal annual installments over a 5-year,

10-year or 15-year period beginning either within 65 days or during the month of January after he or she ceases to be a director.

         L-P's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic grant every five years of options to purchase shares of Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. Each option granted under the Director Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 100% (85% prior to May 3, 1998) of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 20% of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change in control of L-P. To the extent not fully vested, an option will become exercisable as to an additional 20% of shares upon the director's retirement as of the first annual meeting of stockholders after the director attains age 70. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors. See "Item 2 - Approval of Amendment to 1992 Non-Employee Director Stock Option Plan."

Agreements with Executive Officers

         L-P entered into an employment agreement with Mark A. Suwyn with respect to his employment as L-P's Chairman and Chief Executive Officer in January 1996. The term of the agreement will expire on December 31, 1999, subject to automatic extension annually thereafter unless 90 days' prior notice of intention to terminate is given by either party.

         The agreement provides that Mr. Suwyn is entitled to a minimum base salary of $600,000, subject to annual review for increase by the Board of Directors beginning in 1997, and an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee. The agreement also provides for a nonqualified supplemental retirement benefit as described above under "Retirement Benefits." In addition, Mr. Suwyn is entitled under the agreement to participate in all L-P employee benefit arrangements at a level commensurate with his position.

         In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by L-P for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by L-P, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a pro rata cash incentive payment for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested.

         If a Change in Control occurs and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with
(i) a pro rata share of the targeted annual cash incentive award for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual cash incentive award, if any, for such year payable in 24 equal monthly installments; and (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination.

         For purposes of the agreement, a "Change in Control" of L-P includes certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in L-P remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to L-P) becomes the beneficial owner of 25% or more of the combined voting power in L-P, or, with certain exceptions, the existing directors of L-P cease to constitute a majority of the Board of Directors. "Cause" includes continuing to fail to devote substantially all one's business time to L-P's business and affairs, engaging in certain activities competitive with L-P, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by L-P.

         If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

         In connection with his termination of employment with L-P in late 1998, Michael D. Hanna and L-P entered into a separation agreement pursuant to which, in exchange for releasing any employment-related claims against L-P, Mr. Hanna received benefits as follows: (i) salary, accrued vacation and benefits through his last regular workday; (ii) separation pay in a lump sum in the amount of $85,000; (iii) the sum of $511,200 in two equal installments paid on November 13, 1998 and January 2, 1999, in accordance with the notice requirements of his employment letter agreement dated April 19, 1996; and

(iv) financial planning services through December 31, 1998. L-P also agreed to reimburse Mr. Hanna for certain legal expenses.

         Since January 1998, L-P has entered into Change of Control Employment Agreements (the "Employment Agreements") with eight of its current executive officers, including each of the current executive officers named in the Summary Compensation Table above. The Employment Agreements provide for severance compensation in the event of termination of employment following a change of control of L-P. Each Employment Agreement has a term of three years subject to automatic extension annually for one additional year unless notice of nonrenewal is given by November 26 of the current year. Also, if a change of control of L-P occurs during the term of the Employment Agreements, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs.

         The Employment Agreements further provide that if, within three years following the occurrence of a change of control, an executive's employment with L-P is terminated by L-P other than for cause or by the executive for good reason, the executive will be entitled to receive (i) his or her full base salary through the date of termination (which must be at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of the executive's target bonus for the fiscal year in which the change of control occurred (the "Target Bonus"), (ii) an amount equal to three times the sum of (x) his or her annual base salary at such rate plus (y) his or her Target Bonus, and (iii) the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued if the executive's employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Special payment provisions apply in the event of the executive's death or disability following a change of control.

         The Employment Agreements also provide for reimbursement of legal fees and expenses and for outplacement services and for the continuation of health, disability and life insurance benefits for three years following termination of employment voluntarily for good reason or involuntarily other than for cause or disability. Each Employment Agreement also provides for reimbursement for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes, subject to a "cut back" provision providing for a reduction in the payments under the Employment
Agreement if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

         Lengthy definitions of cause, change of control and good reason are included in the Employment Agreements. Brief summaries of the definitions are set forth below.

         "Cause" means (i) the willful and continued failure of the executive to perform substantially his or her duties after delivery of a written demand for substantial performance or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to L-P, in each case pursuant to a resolution adopted by the affirmative vote of at least three-fourths of the entire membership of the Board of Directors.

         "Change of control" means (i) the acquisition by a person or group of beneficial ownership of 20% of L-P's outstanding Common Stock or voting securities, with certain exceptions, (ii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated), (iii) consummation of certain reorganizations, mergers, consolidations or sale of substantially all the assets of L-P, or (iv) approval by L-P's stockholders of a complete liquidation or dissolution of L-P.

         "Good reason" with respect to the termination by an employee of his or her employment with L-P means (i)subject to certain exceptions, the assignment of duties inconsistent with the executive's position, (ii) any failure by L-P to comply with the compensation provisions of the Employment Agreement, (iii) transfer of the executive to a location more than 25 miles from the present location, or (iv) any purported termination by L-P of the executive's employment otherwise than as expressly permitted by the Employment Agreement. A termination of employment by the executive during the 30-day period immediately following the first anniversary of the change of control is deemed to be for good reason for purposes of the Employment Agreements.

                              STOCKHOLDER PROPOSALS

         Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of L-P in the year 2000, and who wishes to have the proposal included in L-P's proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of L-P no later than November 27, 1999. Any such proposal must meet the informational and other requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for that meeting.

         L-P's bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of L-P's annual meeting in the year 2000, this notice must be received by L-P no later than February 10, 2000. Such notice must include the information required by the SEC's rules for stockholder proposals presented for inclusion in L-P's proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the New York Stock Exchange by L-P's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by L-P's reporting persons and written representations by such persons, to L-P's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures, with the exception of initial reports of beneficial ownership on Form 3 filed by each of J. Ray Barbee and F. Jeff Duncan within 10 days after he was appointed an executive officer of L-P, which each inadvertently omitted information as to an option grant received in January 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to examine the financial statements of L-P for 1999. L-P expects representatives of Deloitte & Touche LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

         L-P engaged Deloitte & Touche LLP as its principal independent accountants to audit L-P's financial statements effective October 26, 1997, upon the recommendation and approval of the Audit Committee. Arthur Andersen LLP, the independent accounting firm previously engaged as principal accountants to audit L-P's financial statements, was concurrently dismissed effective October 26, 1997.

         None of the reports of Arthur Andersen LLP for 1995 or 1996 contained any adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. Also during 1995, 1996 and the portion of 1997 preceding the dismissal of Arthur Andersen LLP, there were no disagreements between L-P and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement or disagreements in its reports.

         During 1995, 1996 and the portion of 1997 preceding the engagement of Deloitte & Touche LLP, L-P did not, nor did anyone on L-P's behalf, consult Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified completed or proposed transaction or the type of audit opinion that might be rendered on L-P's financial statements as to which a written report or oral advice was provided to L-P that was an important factor considered by L-P in reaching a decision as to such accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement between L-P and Arthur Andersen LLP or an event of the type described in the preceding paragraph.

                                     GENERAL

         The cost of soliciting proxies will be borne by L-P. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of L-P, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

         L-P will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. L-P has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $9,500 plus reimbursement for certain expenses.

                          LOUISIANA-PACIFIC CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FOR ANNUAL MEETING MAY 10, 1999


The undersigned hereby constitutes and appoints John W. Barter, William C. Brooks, Patrick F. McCartan, and Lee C. Simpson, and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation ("L-P"), which the undersigned may be entitled to vote at the Annual Meeting of L-P stockholders to be held May 10, 1999, or at any adjournment thereof.

Nominees for Election as Directors:

Paul W. Hansen, Donald R. Kayser


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. BY SIGNING ON THE REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 1999 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.

                                          --------------------------------------
                                                                SEE REVERSE SIDE
                                          --------------------------------------


--------------------------------------------------------------------------------
           * DETATCH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET *

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposal 2 and AGAINST proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                                                  FOR       WITHHELD
1.    Election of Directors (see reverse)        /  /        /  /

FOR all nominees except as marked to the contrary below:
------------------------------------------------------------

                                                  FOR      AGAINST    ABSTAIN

2.    Approval of amendment of 1992
      Non-Employee Director Stock Option Plan.  /  /      /  /       /  /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

                                                 FOR       AGAINST    ABSTAIN

3.    Stockholder   proposal, NOT recommended
      by  management, relating to shareholder
      action by written consent.                /  /      /  /       /  /


If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.


SIGNATURE(S)                                 DATE
             -------------------------------      ---------------------------
NOTE: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

-------------------------------------------------------------------------------
           * DETATCH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET *



[Logo]
LOUISIANA-PACIFIC CORPORATION
111 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 221-0800


                                             Annual Meeting of Stockholders
                                                      May 10, 1999
                                                    ADMISSION TICKET

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 10, 1999, at the Embassy Suites Hotel, 319 S.W. Pine Street, Portland, Oregon 97204. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please retain this Admission Ticket and, on May 10, 1999, present it to the Louisiana-Pacific representative for admission to the meeting.

                                          --Anton C. Kirchhof
                                            Secretary

                          LOUISIANA-PACIFIC CORPORATION
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                          (Restated as of May 3, 1998)

         1. PURPOSE. The continued growth and success of Louisiana-Pacific Corporation (the "Corporation") are dependent upon the efforts of members of the Corporation's board of directors (the "Board of Directors"). Those members of the Board of Directors who are not employees of Corporation or any of its subsidiaries ("Non- Employee Directors") are not eligible to participate in the stock option and other stock incentive plans maintained for employees of the Corporation. The purpose of this 1992 Non-Employee Director Stock Option Plan (the "Plan") is to provide an incentive to Non- Employee Directors to remain as members of the Board of Directors and also to afford them the opportunity to acquire, or increase, stock ownership in the Corporation in order that they may have a direct proprietary interest in its success. Options granted under the Plan shall be nonqualified options which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

         2. STOCK. The stock subject to options granted under the Plan shall be shares of the Corporation's authorized but unissued, or reacquired, $1 par value common stock ("Common Stock"). The total number of shares of Common Stock with respect to which options may be granted shall not exceed in the aggregate 1,200,000, provided that such aggregate number of shares shall be subject to adjustment in accordance with the provisions of paragraph 6(g). In the event that any outstanding option under the Plan shall be canceled or terminate or expire prior to the end of the period during which options may be granted under the Plan, the shares of Common Stock allocable to the unexercised portion of such option may be made the subject of additional options granted under the Plan.

         3. ADMINISTRATION. The Plan shall be administered by the Board of Directors which shall have full power and authority, subject to the provisions of the Plan, to adopt, amend, and rescind rules and regulations for carrying out the Plan. The interpretation and decision of the Board of Directors with regard to any question arising under the Plan shall be final and conclusive. No member of the Board of Directors shall be liable for any action taken or determination made in good faith with respect to the Plan or to any options granted pursuant to the Plan.

         4. ELIGIBILITY. The persons eligible to receive options under the Plan are the Non-Employee Directors of the Corporation.

         5. GRANT OF OPTIONS.

         (a) INITIAL GRANT. Each person who is an Non-Employee Director on June 15, 1992, automatically shall be granted, as of June 15, 1992, an option to purchase 22,500 shares of Common Stock, subject to the terms and conditions described in paragraph 6.

         (b) NEW NON-EMPLOYEE DIRECTORS. Each person who becomes a Non-Employee Director after June 15, 1992, automatically shall be granted, as of the date such person becomes a Non-Employee Director, an option to purchase 22,500 shares of Common Stock (45,000 shares after May 18, 1993), subject to the terms and conditions described in paragraph 6.

         (c) SUBSEQUENT GRANTS. Each Non-Employee Director who has been granted an option under paragraphs 5(a) or 5(b) who remains as a Non-Employee Director on the fifth anniversary of the date such option was granted (the "Anniversary") automatically shall be granted, as of such Anniversary, an option to purchase 45,000 shares of Common Stock, subject to the terms and condition described in paragraph 6.

         6. TERMS AND CONDITIONS OF OPTIONS. Each option granted pursuant to the Plan shall be subject to the following terms and conditions:

         (a) PAYMENT. Upon exercise of an option, in whole or in part, the option price for shares to which the exercise relates may be made, at the election of the optionee, either in cash or by delivering to the Corporation shares of Common Stock having a Fair Market Value (as defined below) equal to the option price, or any combination of cash and Common Stock having a combined value equal to the option price. Shares of Common Stock may not be used in payment or partial payment unless an option is being exercised for at least 2,000 shares. Payment in shares of Common Stock shall be made by delivering to the Corporation certificates, duly endorsed for transfer, representing shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to that portion of the option price which is to be paid in Common Stock. The Fair Market Value of a share of Common Stock on the date of exercise shall be deemed to be the closing price per share of Common Stock on the New York Stock Exchange on the date of exercise or, if no sale of Common Stock shall have been made on that Exchange on that date, on the next preceding business day on which there was a sale of such stock on that Exchange. Whenever payment of the option price would require delivery of a fractional share, the optionee shall deliver the next lower whole number of shares of Common Stock and a cash payment shall be made by the optionee for the balance of the option price.

         (b) OPTION PRICE. On and after May 3, 1998, the option price per share for each option granted under the Plan shall be 100 percent of the Fair Market Value per share on the date the option was granted.

         (c) TERM OF OPTION. Each option shall expire ten years from the date the option is granted, unless the option is terminated earlier in accordance with the Plan.

         (d) DATE OF EXERCISE. Unless an option is terminated or the time of its exercisability is accelerated in accordance with the Plan, each option may be exercised in whole or in part from time to time to purchase shares as follows:

         Each option shall not be exercisable until the first anniversary of the date the option was granted. On such first anniversary, the option shall become exercisable as to 20 percent of the shares covered by the option, and on each of the second through the fifth such anniversaries, the option shall become exercisable as to an additional 20 percent of the shares covered by the option. However, no option shall be exercisable in part with respect to a number of shares fewer than 100.

         (e) ACCELERATION OF EXERCISABILITY. Notwithstanding the limitations on exercisability pursuant to paragraph 6(d), an option shall become immediately and fully exercisable:

         (i) In  the  event  of the  death  of  the  optionee  Non-Employee
    Director; or

         (ii) Upon the later of (A) the occurrence of a "Change in Control" (as defined below) of the Corporation or (B) six months after the date of grant; or

         (iii) On the date an optionee Non-Employee Director retires pursuant to Section 15 of the bylaws of the Corporation; provided, however, that this paragraph 6(e)(iii) shall only apply to an additional 20 percent of the shares covered by such Non-Employee Director's option.

For purposes of the Plan, a change of control shall be deemed to occur if (x) any person or group, together with its affiliates and associates (other than the Corporation or any of its subsidiaries or employee benefit plans), acquires direct or indirect beneficial ownership of 20 percent or more of the then outstanding shares of Common Stock or commences a tender or exchange offer for 30 percent or more of the then outstanding shares of Common Stock, or (y) the Corporation is to be liquidated or dissolved. The terms "group," "affiliates," "associates" and "beneficial ownership" shall have the meanings ascribed to them in the rules and regulations promulgated under the Exchange Act.

         (f) CONTINUATION AS A DIRECTOR. Notwithstanding the option term provided in paragraph 6(c), in the event that an optionee Non-Employee Director ceases to be a member of the Board of Directors:

         (i) By reason of death, the estate, personal representative, or beneficiary of the Non-Employee Director shall have the right to exercise the option at any time within 12 months from the date of death and the option shall terminate as of the last day of such 12-month period; or

         (ii) By reason of the retirement of an optionee Non-Employee Director pursuant to Section 15 of the bylaws of the Corporation, the Non-Employee Director's option shall remain exercisable, to the extent it had become exercisable on the date of said retirement, for a period of 24 months following the date of said retirement and the option shall terminate as of the last day of such 24-month period; or

         (iii) For any other reason, the Non-Employee Director's option shall remain exercisable, to the extent it had become exercisable on the date the optionee ceased to be a member of the Board of Directors (the "Termination Date"), for a period of three months following the Termination Date and the option shall terminate as of the last day of such three-month period.

         (g) RECAPITALIZATION. In the event of any change in capitalization which affects the Common Stock, whether by stock dividend, stock distribution, stock split, subdivision or combination of shares, merger or consolidation or otherwise, such proportionate adjustments, if any, as the Board of Directors in its good faith discretion deems appropriate to reflect such change shall be made with respect to the total number of shares of Common Stock in respect of which options may be granted under the Plan, the number of shares covered by each outstanding option, and the exercise price per share under each such option; however, any fractional shares resulting from any such adjustment shall be eliminated.

         A dissolution of the Corporation, or a merger or consolidation in which the Corporation is not the resulting or surviving corporation (or in which the Corporation is the resulting or surviving corporation but becomes a subsidiary of another corporation), shall cause every option outstanding hereunder to terminate concurrently with consummation of any such dissolution, merger or consolidation, except that the resulting or surviving corporation (or, in the event the Corporation is the resulting or surviving corporation but has become a subsidiary of another corporation, such other corporation) may, in its absolute and uncontrolled discretion, tender an option or options to purchase its shares on terms and conditions, both as to number of shares and otherwise, which will substantially preserve the rights and benefits of any option then outstanding hereunder.

         In the event of a change in the Corporation's presently authorized Common Stock which is limited to a change of all its presently authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan.

         (h) TRANSFERABILITY. No option shall be assignable or transferable other than by will or the laws of descent and distribution. During an optionee's lifetime, only he or his guardian or legal representative may exercise any such option or right.

         (i) RIGHTS AS A STOCKHOLDER. An optionee Non-Employee Director shall have no rights as a stockholder with respect to shares covered by the option until the date of the issuance or transfer of the shares to him and only after such shares are fully paid. Except as provided in paragraph 6(g), no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer.

         (j) PROVISION FOR TAXES. It shall be a condition to the Corporation's obligation to issue or reissue shares of Common Stock upon exercise of any option that the optionee pay, or make provision satisfactory to the Corporation for payment of, any federal and state income and other taxes which the Corporation is obligated to withhold or collect with respect to the issue or reissue of such shares.

         (k) OPTION AGREEMENT. Each option shall be evidenced by an option agreement substantially in the form attached to the Plan as Appendix A.

         7. EFFECTIVE DATE AND TERM OF PLAN. Options shall be granted pursuant to the Plan from time to time beginning June 15, 1992, the date of adoption of the Plan by the Board of Directors. The Plan shall continue in effect until options have been granted covering all available shares of Common Stock as specified in paragraph 2 or until the Plan is terminated by the Board of Directors, whichever is earlier, except as provided below.

         The Plan shall be subject to approval by the affirmative vote of the holders of at least a majority of the securities of the Corporation present, or represented by proxy, and entitled to vote at a meeting (to be duly held in accordance with the applicable laws of the state of Delaware) for which proxies are solicited substantially in accordance with rules and regulations, if any, as are then in effect under Section 14(a) of the Exchange Act, which approval must occur within twelve months after said date of adoption of the Plan by the Board of Directors. Options granted pursuant to the Plan prior to such approval shall be subject to such approval.

         8. AMENDMENT OR TERMINATION. The Board of Directors may alter, amend, suspend or terminate the Plan at any time. However, the Plan shall not be amended more often than once every six months other than amendments to comport with changes in income tax laws or the requirements of Rule 16b-3 under the Exchange Act. Amendments to the Plan shall be subject to stockholder approval to the extent required to comply with any exemption to the short swing profit provisions of Section 16(b) of the Exchange Act pursuant to rules and regulations promulgated thereunder or with the rules and regulations of any securities exchange on which the Common Stock is listed. Expiration or termination of the Plan shall not affect outstanding options except as provided in paragraph 7. The Board of Directors may also modify the terms and conditions of any outstanding option, subject to the consent of the optionee and consistent with the provisions of the Plan.

         9. APPLICATION OF PROCEEDS. The proceeds received by the Corporation from the sale of Common Stock pursuant to options shall be available for general corporate purposes.

         10. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the optionee to exercise the same, in whole or in part.

         11. RESTRICTIONS ON EXERCISE. Any provision of the Plan to the contrary notwithstanding, no option granted pursuant to the Plan shall be exercisable at any time, in whole or in part, (i)prior to the shares of Common Stock subject to the option being authorized for listing on the New York Stock Exchange, or
(ii)if issuance and delivery of the shares of Common Stock subject to the option would be in violation of any applicable laws or regulations.

                          LOUISIANA-PACIFIC CORPORATION
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                OPTION AGREEMENT

                   Date of Option Grant: --------------, 199-


Louisiana-Pacific Corporation
a Delaware corporation
111 S.W. Fifth Avenue
Portland, OR  97204               ("Corporation")

------------------------
------------------------
------------------------
------------------------          ("Optionee")

         Corporation maintains the Louisiana-Pacific Corporation 1992 Non-Employee Director Stock Option Plan (the "Plan"). A copy of the Plan is attached hereto as Exhibit A and is incorporated by reference in this Agreement. Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

         The Plan is administered by the Board for the benefit of Non-Employee Directors of Corporation.

         The parties agree as follows:

1.       GRANT OF OPTION.
         ---------------

         Subject to the terms and conditions of this Agreement and the Plan, Corporation grants, as of the date of option grant set forth above, to the Optionee a stock option (the "Option") to purchase 45,000 shares of Corporation's Common Stock at $------- per share.

2.       TERMS OF OPTION.
         ---------------

         The option shall be subject to all the terms and conditions set forth in the Plan.

3.       CONDITIONS PRECEDENT.
         --------------------

         The Option is subject to stockholder approval pursuant to paragraph 7 of the Plan. Corporation will use its best efforts to obtain approval of the Plan and the Option by any state or federal agency or authority that Corporation determines has jurisdiction. If Corporation determines that any required approval cannot be obtained, the Option shall terminate on notice to the Optionee to that effect.

4.       SUCCESSORSHIP.
         -------------

         Subject to restrictions on transferability set forth in the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

5.       NOTICES.
         -------

         Any notices under the Option shall be in writing and shall be effective when actually delivered personally or through Corporation interoffice mail service, or, if mailed, when deposited as registered or certified mail directed to the address of Corporation's records or to such other address as a party may certify by notice to the other party. Notices to Corporation shall be sent to the Treasurer of Corporation at Corporation's address set forth above, or at such other address as Corporation, by written notice to Optionee, may designate from time to time.



CORPORATION:                                    LOUISIANA-PACIFIC CORPORATION



                                                --------------------------------
                                                    Vice President, Treasurer
                                                    and Chief Financial Officer


                                                --------------------------------
                                                            Secretary


OPTIONEE:
                                                --------------------------------